DRAFT ONLY

Confirmation of Prepaid Variable Share Forward	Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, 17th Floor New York, NY 10080

Dated: DLC_TRADEDATE	MLPFS Ref.:_FILENAME_

To:	CP_NAME (“Counterparty”) CP_ADDRESS1 CP_CITY, CP_STATE CP_ZIPCODE

cc:	CP_CONTACT E-mail: CP_CEMAIL

From:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) Tel: (212) 449-8675 Fax: (917) 778-0835

Dear Counterparty:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of     , as amended and supplemented from time to time (the “Agreement”), between you and us, with the obligations of MLPFS under the Agreement guaranteed by Merrill Lynch & Co., Inc. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	DLC_TRADEDATE

Seller:	Counterparty

Buyer:	MLPFS

Shares:	The common stock of IN_UNDERLYINGNAME:1 (security symbol: IN_UNDERLYINGTICKERSYM:1)

Number of Shares:	IN_POSITION:1

Forward Price:	The Settlement Price, subject to the Forward Floor Price and the Forward Cap Price.

Prepayment Amount:	XT_SETTLECURR:1 DLC_PREMIUM in immediately available funds

Prepayment Date:	XT_SETTLEDATE:1

Forward Floor Price:	XT_SETTLECURR:1 IN_STRIKE:2

Forward Cap Price:	XT_SETTLECURR:1 IN_STRIKE:1

Exchange:	IN_UNDERLYINGEXCHANGENAME:1

Valuation:

Valuation Time:	The Scheduled Closing Time of the Exchange.

Valuation Date:	DLC_EXPIRYDATE

Averaging Dates:

Averaging Date Disruption:	Modified Postponement

Relevant Price:	The closing price per Share quoted by the Exchange on each Averaging Date.

Settlement Terms:

Settlement Method Election:	Applicable

Electing Party:	Seller

Settlement Method Election Date:	On or before the date that is five (5) Scheduled Trading Days prior to the Valuation Date.

Default Settlement Method:	Physical Settlement, if Conditions to Physical Settlement are satisfied.

Cash Settlement Provisions:

Settlement Price:	The arithmetic mean of the Relevant Prices.

Forward Cash Settlement Amount:	An amount determined by the Calculation Agent equal to the product of the Number of Shares multiplied by one of the following, as the case may be:

(i)	if the Settlement Price is less than or equal to the Forward Floor Price:

the Settlement Price,

(ii)	if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price:

the Forward Floor Price; or

(iii)	if the Settlement Price is greater than the Forward Cap Price:

[Forward Floor Price + (Settlement Price - Forward Cap Price)]

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Cash Settlement Payment Date:
IN_SETTLEOFFSET:1 Exchange Business Days following the Valuation Date or such earlier Exchange Business Day as Counterparty may select by not less than five (5) Exchange Business Days’ notice prior to the Valuation Date.

Settlement Currency:	IN_PAYCURR:1

Physical Settlement Provisions:

Settlement Date:	IN_SETTLEOFFSET:1 Exchange Business Days following the Valuation Date or such earlier Exchange Business Day as Counterparty may select by not less than five (5) Exchange Business Days’ notice prior to the Valuation Date.

Number of Shares to be Delivered:	An amount determined by the Calculation Agent equal to the following, as the case may be:

(i)	if the Settlement Price is less than or equal to the Forward Floor Price:

the Number of Shares,

(ii)	if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price, the product of (a) the Number of Shares multiplied by (b) the following fraction:

Forward Floor Price; or Settlement Price

(iii)	if the Settlement Price is greater than the Forward Cap Price the product of (a) the Number of Shares multiplied by (b) the following fraction:

Forward Floor Price + (Settlement Price – Forward Cap Price) Settlement Price

Conditions to Physical Settlement:	Notwithstanding anything contained herein to the contrary, unless all of the provisions in Section 9.11 of the Equity Definitions are satisfied (other than any notice reasonably required by Westwood One, Inc. (the “Issuer”) or its transfer agent and any provision that is not satisfied solely due to MLPFS being an affiliate of the Issuer or otherwise subject to any disability or restriction specific to MLPFS as a result of the number of Shares held by MLPFS at such time), as determined by the Calculation Agent, Cash Settlement shall apply to this Transaction.

Dividends:	Notwithstanding anything to the contrary in Article 10 of the Equity Definitions, Seller shall pay to the Buyer the Dividend Amount on the Dividend Payment Date.

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Dividend Amount:	An amount equal to the product of (i) 100% of the Paid Amount during the Dividend Period; multiplied by (ii) the Number of Shares.

Dividend Period:	The period from but excluding the Trade Date to and including the Valuation Date.

Dividend Payment Date:	Paid within five (5) Exchange Business Days of receipt by Seller.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Cancellation and Payment; provided, however, if the New Shares are publicly traded on a nationally recognized exchange or on NASDAQ, Alternative Obligation shall apply.

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Determining Party:	The Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Cancellation and Payment; provided, however, if the New Shares are publicly traded on a nationally recognized exchange or on NASDAQ, Calculation Agent Adjustment shall apply.

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Determining Party:	The Calculation Agent

Nationalization, Insolvency or Delisting:	Negotiated Close-out; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or NASDAQ (or their respective successors).

Determining Party:	The Calculation Agent

Additional Disruption Events:

Change in Law:	Applicable; provided that clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not apply.

Failure to Deliver:	Applicable

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Determining Party:	The Calculation Agent

Calculation Agent:	MLPFS

Non-reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:
Applicable; provided, that such agreements and acknowledgements shall be subject to any reliance on and statements made regarding the execution of certain hedge transactions by MLPFS that relate to compliance with the requirements of the GS&Co. Letter (as defined below).

Additional Acknowledgements:	Applicable

Eligible Contract Participant:	Each party represents to the other party that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended).

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine). This Transaction is intended to comply with the requirements of the Goldman, Sachs & Co. SEC Interpretive Letter (available December 20, 1999) (the “GS&Co. Letter”), and should be interpreted accordingly.

Collateral:

Independent Amount:	Independent Amount with respect to Counterparty and this Transaction under the Credit Support Annex which forms part of the Agreement (the “CSA”) means Shares in an amount equal to the Number of Shares (the “Pledged Shares”).

Eligible Collateral:	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure:	This Transaction will be disregarded for purposes of determining the Secured Party’s Exposure under the CSA.

Modification of CSA:	Solely for purposes of this Transaction, paragraphs 4(a), 4(b), 4(c) and 5 (in its entirety) of the CSA are deleted in their entirety, and paragraph 6(c) thereof shall be effective only from and after the 90th day after the Trade Date.

Representations of MLPFS:	MLPFS represents, warrants and agrees that: (i) in connection with this Transaction, MLPFS has sold into the public marktet the Number of Shares in a manner consistent with the manner of sale conditions described in Rule 144(f) and Rule 144(g) under the Securities Act of 1933, as amended; and (ii) the terms of this Transaction and the manner of execution of the Transaction by MLPFS are intended to comply with the requirements of the GS&Co. Letter.

Representations of Counterparty:	In addition to the acknowledgments and agreements contained in Article 13 of the Equity Definitions, Counterparty represents that it (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an “accredited investor” under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares

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below the Forward Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Forward Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act (“Rule 144”) has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares in excess of the Rule 144 volume limitation applicable to Counterparty; provided that Counterparty shall give prior notice thereof to MLPFS.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by facsimile transmission to telecopier no. (917) 778-0835.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:________________________________________
      Name:
      Title:

Accepted and confirmed as of the date first above written,

CP_NAME

By:________________________________________
      Name:
      Title: